May 6, 2005




Ms. Tanya M. McCaffery
Interim Chief Financial Officer
Specialty Trust, Inc.
6160 Plumas St.
Reno, NV 89509

	RE:	Specialty Trust, Inc.
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 31, 2005
		File No. 333-44860

Dear Ms. McCaffery:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Daniel L. Gordon
      Branch Chief